For immediate release	Eric R. Graef
August 5, 2010	Preformed Line Products
(440) 473-9249

PREFORMED LINE PRODUCTS ANNOUNCES SECOND QUARTER
 AND FIRST HALF 2010 RESULTS

➢	Net income increased 70% for the second quarter and 15% for the first six months
➢	Net sales increased 38% for the second quarter and 28% for the first six months
➢	Earning per diluted share increased 66% for the second quarter and 13% for the first six months

Mayfield Village, Ohio, August 5, 2010 – Preformed Line Products Company (Nasdaq:  PLPC) today reported financial results for the second quarter and the first six months of 2010.

Net income for the quarter ended June 30, 2010 increased 70% to $6,096,000, or $1.13 per diluted share, compared to $3,584,000 or $.68 per diluted share, for the comparable period in 2009.

Net sales in the second quarter of 2010 were $82,137,000, an increase of 38% from sales of $59,568,000 in the second quarter of 2009.

Net income for the six months ended June 30, 2010 increased 15% to $7,228,000, or $1.34 per diluted share, compared to $6,306,000, or $1.19 per diluted share for the comparable period in 2009.  Net sales increased 28% to $151,045,000 for the first six months of 2010 compared to $118,262,000 in the first six months of 2009.

Currency exchange rates favorably impacted sales by $3,661,000 for the quarter and $10,597,000 for the first six months of 2010, while the favorable impact on net income was $245,000 for the quarter and $599,000 for the first six months of 2010.

Rob Ruhlman, Chairman and Chief Executive Officer, said, “We had a strong second quarter enabling us to overcome the disappointing results of the first quarter.  The integration of the Dulmison product line acquired in December of last year continues to proceed smoothly.  Although we have additional work to do in merging the Dulmison operations with our existing operations, I am happy with the cooperation and progress made between the two operations.  This acquisition certainly contributed to our second quarter growth but I am particularly impressed with the performance and success of our legacy operations in the face of an ongoing difficult world economic environment.  We continue to feel the pressure of higher raw material costs and we are countering by improving our production efficiencies and capitalizing on the strength of our geographical diversity.”

P.O. Box 91129   |   Cleveland, Ohio 44101   |   440.461.5200    |   www.preformed.com

PAGE 2 / PLP ANNOUNCES SECOND QUARTER RESULTS

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina.  The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements.  Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings “Risk Factors” and “Forward-Looking Statements" in the Company's 2009 Annual Report on Form 10-K filed with the SEC on March 15, 2010.  The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

Thousands, except per share data	Three month periods ended June 30,		Six month periods ended June 30,
	2010	2009	2010	2009

Net sales	$82,137	$59,568	$151,045	$118,262
Cost of products sold	54,682	39,718	103,565	79,834
GROSS PROFIT	27,455	19,850	47,480	38,428

Costs and expenses
Selling	7,038	5,526	13,540	10,890
General and administrative	9,666	7,371	19,144	14,423
Research and engineering	2,700	2,159	5,559	4,220
Other operating expense (income)	1,135	(311)	990	(22)
	20,539	14,745	39,233	29,511

OPERATING INCOME	6,916	5,105	8,247	8,917

Other income (expense)
Interest income	94	87	177	212
Interest expense	(126)	(107)	(296)	(216)
Other income	409	178	760	657
	377	158	641	653

INCOME BEFORE INCOME TAXES	7,293	5,263	8,888	9,570

Income taxes	1,197	1,721	1,758	3,311

NET INCOME	6,096	3,542	7,130	6,259

Less net (loss) attributable to noncontrolling interests, net of tax	-	(42)	(98)	(47)

NET INCOME ATTRIBUTABLE TO PLPC	$6,096	$3,584	$7,228	$6,306

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$1.16	$0.69	$1.38	$1.21

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$1.13	$0.68	$1.34	$1.19

Cash dividends declared per share	$0.20	$0.20	$0.40	$0.40

Weighted-average number of shares outstanding - basic	5,253	5,231	5,253	5,228

Weighted-average number of shares outstanding - diluted	5,402	5,311	5,401	5,306

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
Thousands of dollars, except share and per share data	2010	2009

ASSETS
Cash and cash equivalents	$22,110	$24,097
Accounts receivable, less allowances of $1,157 ($995 in 2009)	51,894	49,245
Inventories - net	57,131	56,036
Deferred income taxes	3,452	3,256
Prepaids	7,464	4,263
Other current assets	1,241	2,062
TOTAL CURRENT ASSETS	143,292	138,959

Property and equipment - net	68,304	67,766
Patents and other intangibles - net	7,501	8,087
Goodwill	6,654	6,925
Deferred income taxes	5,038	4,358
Other assets	9,287	9,277

TOTAL ASSETS	$240,076	$235,372

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$3,268	$3,181
Current portion of long-term debt	1,080	1,330
Trade accounts payable	20,405	18,764
Accrued compensation and amounts withheld from employees	11,167	8,345
Accrued expenses and other liabilities	12,755	14,720
TOTAL CURRENT LIABILITIES	48,675	46,340

Long-term debt, less current portion	3,704	3,099
Other noncurrent liabilities and deferred income taxes	14,700	15,112

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized,
5,253,306 and 5,248,298 issued and outstanding,
net of 553,747 and 554,059 treasury shares at par, respectively	10,507	10,497
Paid in capital	7,301	5,885
Retained earnings	171,048	165,953
Accumulated other comprehensive loss	(15,591)	(11,369)
TOTAL PLPC SHAREHOLDERS' EQUITY	173,265	170,966
Noncontrolling interest	(268)	(145)
TOTAL SHAREHOLDERS' EQUITY	172,997	170,821

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$240,076	$235,372